Inuvo to Present at The Wall Street Analyst Forum
on April 10th in New York City

Inuvo®, Inc. (NYSE Amex: INUV) April 9, 2012, an Internet marketing and technology company specializing in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, today announced that the Company will be presenting at The Wall Street Forum's 23rd Annual Analyst Conference.  The conference will take place on April 10, 2012 at The University Club in New York City.  Inuvo’s presentation will begin at 12:05 p.m. (EST) on Track 1.

Mr. Peter Corrao, CEO of Inuvo Inc. commented, "Inuvo looks forward to the opportunity to present the exciting developments that are currently underway at the company.  Internet marketing and technology is a rapidly growing sector, and we are pleased to provide insight on our growth strategy in this $70 billion market to members of the investment community.”

A copy of Mr. Corrao's presentation will be included in a Form 8-K, which will be filed with the U.S. Securities and Exchange Commission and will be available via the Company's Investor Relations website at: www.inuvo.com

About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Contact:
Inuvo, Inc.
Wally Ruiz, 212-231-2000 ext 160
Chief Financial Officer
wallace.ruiz@inuvo.com

or

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President and Founder
asheinwald@allianceadvisors.net